Exhibit 99.1

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Media/Analysts/Investors:

Sailash Patel

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sailash.patel@furiex.com

Furiex Pharmaceuticals Amends Current Loan and Security Agreement, Adding an Additional $30.0 Million

MORRISVILLE, N.C. (August 2, 2012)—Furiex Pharmaceuticals, Inc. (NASDAQ: FURX) announced today it has restructured its Loan and Security Agreement (Agreement) with MidCap Financial LLC and Silicon Valley Bank to add $30.0 million in capital to the existing $10.0 million loan.

On August 18, 2011, Furiex entered into the Agreement for $10.0 million with a fixed interest rate of 10.25% per annum. Interest accrued monthly and was payable in arrears on the first day of the following month. The $10.0 million principal balance was due August 1, 2015, with principal payments beginning on August 1, 2012, payable on a ratable monthly basis on the first day of each month until maturity.

The amended Agreement provides for a loan totaling $40.0 million with a fixed interest rate at closing of 10.00% per annum, subject to adjustment in certain events. Interest will accrue daily and will be payable in arrears on the first day of the following month. The total principal balance is due August 1, 2016, with principal payments beginning on August 1, 2013, payable on a ratable monthly basis on the first day of each month until maturity. Furiex intends to use the additional capital to support Phase III clinical trial costs associated with the continued development of MuDelta.

“As we progress the Phase III development of MuDelta, this transaction provides us with additional financial flexibility to help us reach our development goals,” said Marshall Woodworth, chief financial officer of Furiex. “We are pleased to have successfully closed on this source of capital and to continue our relationship with MidCap Financial LLC and Silicon Valley Bank.”

About Furiex

Furiex Pharmaceuticals is a drug development collaboration company that uses innovative clinical development design to accelerate and increase value of drug development programs by advancing them through the drug discovery and development process in a cost-efficient manner. Our drug development programs are designed and driven by a core team with extensive drug development experience. The company collaborates with pharmaceutical and biotechnology companies and has a strong, diversified product portfolio and pipeline with multiple therapeutic candidates, including one Phase III-ready asset, two compounds in Phase III development, one of which is with a partner, and two products on the market. The company’s mission is to develop innovative medicines faster and at a lower cost, thereby improving profitability and accelerating time to market while providing life-improving therapies for patients. For more information, visit www.furiex.com.

About MidCap Financial

MidCap Financial is a commercial finance company focused on middle market lending across the healthcare sector. MidCap specializes in $5 million to $200 million loans and since launching in 2008 has deployed over $1 billion in capital. The company is headquartered in Bethesda, MD, with offices in Chicago and Los Angeles. For more information, please visit www.midcapfinancial.com.

About Silicon Valley Bank

Silicon Valley Bank is the premier bank for technology, life science, cleantech, venture capital, private equity and premium wine businesses. SVB provides industry knowledge and connections, financing, treasury management, corporate investment and international banking services to its clients worldwide through 27 U.S. offices and seven international operations. (NASDAQ: SIVB) www.svb.com.

Silicon Valley Bank is the California bank subsidiary and the commercial banking operation of SVB Financial Group. Banking services are provided by Silicon Valley Bank, a member of the FDIC and the Federal Reserve System. SVB Financial Group is also a member of the Federal Reserve System.

Except for historical information, all of the statements, expectations and assumptions contained in this news release are forward-looking statements that involve a number of risks and uncertainties. Although Furiex attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors which could cause actual results to differ materially include the following: continuing losses and our potential need for additional financing; the risks and expense of continuing the research and development activities of our existing candidates; changes in the safety and efficacy profile of our existing candidates as they progress through research and development; potential U.S. Food and Drug Administration changes to its regulatory guidance; the risk of finding collaborators for our late-stage product candidates; progress of product candidates in clinical trials and regulatory approvals as it relates to receiving future milestone payments; inability of our existing collaborators to effectively market approved products for which we receive royalty and sales milestone payments; and the other risk factors set forth from time to time in the SEC filings for Furiex, copies of which can be found on our website.